Exhibit 5.1

Our ref       ANQ/770242-000006/30860231v5

EZGO Technologies Ltd.

Kingston Chambers

PO Box 173

Road Town

Tortola, VG1110

British Virgin Islands

27 May 2022

EZGO Technologies Ltd. (the "Company")

We have acted as counsel as to British Virgin Islands law to the Company and have been asked to provide this opinion letter in connection with the Company’s registration statement on Form S-8, including all amendments or supplements thereto (the “Form S-8”), filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933 (as amended (the "Act") (including its exhibits, the "Registration Statement") related to the reservation for issuance of 1,000,000 ordinary shares of a par value of US$0.001 per share of the Company (the “Shares”), authorised for issuance pursuant to the Company’s 2022 Share Incentive Plan (the "Plan").

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the "Registry of Corporate Affairs") on 27 May 2022, including the Company's Certificate of Incorporation and its Memorandum and Articles of Association registered at the Registry of Corporate Affairs on 8 September 2020 (the "Memorandum and Articles").
1.2	The records of proceedings on file with and available for inspection on 27 May 2022 at the British Virgin Islands High Court Registry (the "High Court Registry")
1.3	The written resolutions of the board of directors of the Company dated 18 May 2022 (the "Resolutions") and the corporate records of the Company maintained at its registered office in the British Virgin Islands.
1.4	A certificate of good standing with respect to the Company issued by the Registrar of Corporate Affairs dated 27 May 2022 (the "Certificate of Good Standing").

1.5	A certificate from a director of the Company (the "Director's Certificate").
1.6	The Registration Statement.
1.7	The Plan.
2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the British Virgin Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Plan has been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the British Virgin Islands).
2.2	The Plan is legal, valid, binding and enforceable against all relevant parties in accordance with its terms under the laws of the State of New York (the "Relevant Law") all other relevant laws (other than, with respect to the Company, the laws of the British Virgin Islands).
2.3	The choice of the Relevant Law as the governing law of the Plan has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the British Virgin Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the British Virgin Islands).
2.4	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.
2.5	All signatures, initials and seals are genuine.
2.6	That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs and the High Court Registry is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.
2.7	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the British Virgin Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Plan.
2.8	The Company has received, or will receive, cash consideration or non-cash consideration (the "Consideration") in consideration for the issue of the Shares, and that:
(a)	none of the Shares have been, or will be, issued for less than their par value; and
(b)	to the extent that any Shares are, or will be, issued, in whole or in part, for non-cash consideration, the value of the non-cash consideration and cash consideration, if any, is not less than the amount to be credited for such Shares,

2.9	There is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the Relevant Law.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion letter.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualification set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company is a company limited by shares incorporated with limited liability under the BVI Business Companies Act (As Revised), is in good standing at the Registry of Corporate Affairs, is validly existing under the laws of the British Virgin Islands and possesses the capacity to sue and be sued in its own name.
3.2	The Shares to be offered and issued by the Company pursuant to the provisions of the Plan, have been duly authorised for issue, and when issued by the Company pursuant to the provisions of the Plan for the consideration fixed thereto and duly registered in the Company’s register of members (shareholders), will be validly issued and (assuming that all of the Consideration is received by the Company) will be fully paid and non-assessable, provided that, to the extent that any Shares are to be issued, in whole or in part, for non-cash consideration, the Company passes a resolution of directors in respect of such Shares stating:
(a)	the amount to be credited for the issue of such Shares; and
(b)	that, in their opinion, the present cash value of the non-cash consideration and cash consideration, if any, is not less than the amount to be credited for such Shares.
4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs.
4.2	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-British Virgin Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Plan or the Registration Statement.
4.3	Under British Virgin Islands law, the register of members is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a British Virgin Islands court for a determination on whether the register of members reflects the correct legal position. Further, the British Virgin Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. For the purposes of the opinion given in paragraph 3.2, there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Shares, then the validity of such shares may be subject to re-examination by a British Virgin Islands court.

4.4	In this opinion letter, the phrase "non-assessable" means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion letter is addressed to you and may be relied upon by you and your counsel. This opinion letter is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Maples and Calder

Maples and Calder

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